EXHIBIT 1(g)

                   MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

      Mutual of America Institutional Funds, Inc., a Maryland corporation (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of ten million dollars ($10,000,000).

      SECOND: Pursuant to authority vested in the Board of Directors of the Corporation by Article V of the Articles of Incorporation of the Corporation (the Articles) and resolutions adopted by the Board of Directors at meetings duly held, including resolutions adopted on May 1, 2000 relating to the Mid-Cap Equity Index and the Aggressive Equity Funds, the Board of Directors has duly designated the following classes of shares and allocated authorized common stock as follows:

All America Fund -25 million shares Aggressive Equity Fund -10 million shares Equity Index Fund-15 million shares Mid-Cap Equity Index Fund-10 million shares
Bond Fund        -15 million shares  Money Market Fund        -15 million shares

The  relative   preferences,   conversion  and  other  rights,   voting  powers,
restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such classes are as set forth in paragraph (b) of
Section 1 of Article V of the Articles.

      THIRD: Pursuant to authority vested in the Board of Directors of the Corporation by Article V of the Articles and resolutions adopted by the Board of Directors at meetings duly held, the Board of Directors has authorized allocation of such additional shares of common stock of each of the Funds, with the same relative preferences and other rights as then outstanding shares of such classes as set forth in paragraph (b) of Section 1 of Article V of the Articles, as are necessary from time to time to permit the issuance of shares required on a daily basis in the operation of each of the Funds, and the Board has authorized the officers of the Corporation to specify the amount of such additional shares as needed, with a report thereon to be made at the next regularly scheduled meeting of the Board of Directors.

      IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of her knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Dated: August 14, 2000
                                             MUTUAL OF AMERICA
                                             INSTITUTIONAL FUNDS, INC.
Attest:

                                             By:
                                                 -------------------------------
                                                 Dolores J. Morrissey, President
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 Stanley M. Lenkowicz, Secretary

(seal)